UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2024

OCEAN BIOMEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40793	87-1309280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Claverick St., Room 325

Providence, RI 02903

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (401) 444-7375

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.0001 par value	OCEA	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of common stock at an exercise price of $11.50	OCEAW	The Nasdaq Stock Market LLC
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Further Financing Under the Company’s Existing Financing Agreements with an Institutional Investor

Effective July 23, 2024, the Company entered into further arrangements to fund up to an additional $7.675 in additional secured notes in conjunction with the secured note transaction originally consummated in May 2023 with an institutional investor. The first tranche of $1.1 million is being funded to various vendors on behalf of the Company to address costs of the Company in preparing its 2023 audit and subsequent quarterly reporting requirements, among other things. The balance of the funds shall be released by the investor upon the Company reaching certain milestones over the next several months.

All prior defaults under the existing transaction documents have been deemed cured, and there is a late filing carveout until August 15, 2024. The current Notes have had an extension of the maturity date until December 15, 2024 and installment payments have been waived until the earlier of the date on which the Company’s 2023 Form 10-K is filed and September 1, 2024, with subsequent installments continuing to be due on the first of each month thereafter.

The Company shall issue to the investor 3,844,466 restricted shares of its common stock in settlement of all past defaults and penalty shares to be issued in conjunction therewith, subject to a leak out of 15% of daily trading value unless the sales price of such shares is above $5.00 per share. The Company is also issuing the investor 1,332,806 warrants which shall be exchangeable on a one for one basis into restricted shares of common stock on or after August 1st, 2024. All securities are being issued in private placement transactions exempt from registration under Section 4(a)(2) under the Securities Exchange Act of 1934 as amended.

The Company also confirmed that the principal amount of the Existing Note is $9,664,318.35, after giving effect to the Event of Default Interest to date and Redemption Premium.

Chirinjeev Kathuria, the Company’s Chairman, and Poseidon Bio, LLC, an entity controlled by Dr. Kathuria, also agreed to grant a proxy on all shares of their shares of Company common stock to an independent third party, to vote them as he sees fit, until such time as the Notes are paid in full.

Amendment to Earnout Shares Agreement

Pursuant to the Company’s February 2023 Business Combination Agreement, the Company’s premerger shareholders were to receive up to 18 million shares of Company Common Stock to the Company’s pre merger shareholders in three tranches over a three year period, assuming the Company reaching certain milestones. The Company’s Board has agreed to amend this agreement so that the “earnout shares” are to be issued in restricted shares in three tranches of 6 million shares each currently and on the first and second year anniversary of the date of the initial issuance. The Company intends to issue these earnout shares in the near future, and the original SPAC sponsor will be issued 1 million shares upon each such issuance as contemplated in the 2023 Business Combination Agreement.

All securities are being issued in private placement transactions exempt from registration under Section 4(a)(2) under the Securities Exchange Act of 1934 as amended.

Issuance of Shares in Payment of Note

The Company entered into a settlement agreement with two institutional investors with regard to $2.7 million principal amount of promissory notes, plus accrued and unpaid interest and fees. The Company will satisfy payment of past due loan fees by the issuance of 225,000 shares of restricted common stock. The Company will also satisfy the amount due for the principal amount of the notes and accrued and unpaid interest through (i) the issuance of $1,662,084 worth of restricted common stock (at a price per share equal to the 30 day vwap of a share of Company common stock as of July 22, 2024), and (ii) payment of the remaining balance of $1,662,084 in cash at the time of closing of the Company’s next financing with net proceeds to the Company of more than $10 million either in a public offering or private transaction, or if such a closing does not occur on or before September 30, 2024, in shares of restricted Common Stock of the Company (at a price per share equal to the 30 day vwap of a share of Company common stock as of September 30, 2024).

All securities are being issued in private placement transactions exempt from registration under Section 4(a)(2) under the Securities Exchange Act of 1934 as amended.

Item 2.03 Creation of a Direct Financial Obligation

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Exchange Agreement with Institutional Investor

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2024

OCEAN BIOMEDICAL, INC.

By:	/s/ Jolie Kahn
Jolie Kahn
Chief Financial Officer